Form of Special Equity Grant Award Agreement

for Individuals Without Employment Agreements

Exhibit 10.2

EMBARQ CORPORATION 2006 EQUITY INCENTIVE PLAN

SPECIAL EQUITY GRANT AWARD AGREEMENT

To:	(“You” or the “Participant”)

From:	Embarq Corporation (the “Company”)

Date:	July , 2006 (the “Receipt Date”)

Notice of Conditional Grant

Subject to the Embarq Corporation 2006 Equity Incentive Plan (the “Plan”) and this Special Equity Grant Award Agreement, including Attachment A (the “Award Agreement”), and conditional upon the Company’s receipt of your signature to and acceptance of this Award Agreement, the Company is granting to you a special equity award of Restricted Stock Units (“RSUs”) under the Plan (this “Award”). The Grant Date, number of RSUs and settlement dates of this Award are as follows:

SPECIAL EQUITY GRANT OF RESTRICTED STOCK UNITS

Grant Date:

Total Number of RSUs:

Settlement Dates:	Date: May 21, 2007 May 21, 2008 May 21, 2009	% of RSUs Settled: 33 1/3% 33 1/3% 33 1/3%

This Award will be forfeited if this Award Agreement is not accepted and signed within 45 days of the Receipt Date or if notification of revocation is provided, both as indicated in paragraph (d) below.

Because this Award is subject to the Plan and this Award Agreement, you should carefully read the Plan and this Award Agreement, including Attachment A, to fully understand the terms of this Award. You may obtain a copy of the Plan by requesting it from the Company or you may view it on the Company’s intranet at                                 . Capitalized terms used in this Award Agreement without definition have the meanings that they have in the Plan.

Consent, Agreement and Release

In exchange for the Company’s grant to you of this Award, which is consideration in excess of that to which otherwise you would be entitled, you agree and grant a release as follows:

(a)	You consent and agree to:

(i)	the termination of your employment with Sprint Nextel Corporation (“Sprint Nextel”) and any and all of its subsidiaries (Sprint Nextel and the subsidiaries collectively are referred to as the “Sprint Nextel Group”) in connection with the Company’s separation from Sprint Nextel;

(ii)	the transfer to the Company and any and all of its subsidiaries, including Embarq Management Company (the Company and the subsidiaries collectively are referred to as “Embarq”), of your employment in connection with the Company’s separation from Sprint Nextel;

(iii)	any change in positions, titles, duties, responsibilities and terms and conditions of your employment resulting from or associated with the termination and transfer described in paragraphs (i) and (ii) above;

(iv)	the conversion of any and all stock options granted or awarded to you with respect to Sprint Nextel common stock under one or more of the Sprint 1997 Long-Term Stock Incentive Program, the Sprint Management Incentive Stock Option Plan and any other stock option or stock incentive compensation plan or arrangement in which employees, officers or directors of the Sprint Nextel Group may participate into stock options granted or awarded to you with respect to the Company’s common stock under the Plan (the “Conversion”); and

(v)	the Company’s grant, award and issuance to you of the stock options in connection with the Conversion (the “Issuance”).

(b)	You release and discharge the Sprint Nextel Group and Embarq and any and all of their respective parent companies, subsidiaries, predecessors, divisions, joint venturers, affiliates, successors and assigns, and any and all of their respective past, present and future officers, directors, agents, employees, members, representatives and attorneys from any and all claims, damages, lawsuits, injuries, rights, obligations, liabilities, actions and causes of action that you have or may have, (whether known or unknown by you, whether contingent or liquidated, whether by apportionment of fault or otherwise) of every kind, nature or description (including those based on the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act and all other city, state and federal laws (both statutory and common) meant to protect employees in their employment relationships) as of the Receipt Date, to the extent that they are arising out of, or based upon or occur in connection with one or more of the events described above in Section (a)(i) through (v).

(c)	Solely in clarification of paragraph (b) above, any obligations of the Sprint Nextel Group, Embarq or any insurer to indemnify you, or to advance to you expenses before a judicial or administrative determination that you are entitled to indemnification, such obligations being memorialized or otherwise provided for in the Articles of Incorporation or Bylaws of Sprint Nextel or Embarq, or in a separate written agreement, are not covered by the release in paragraph (a) and will continue to remain obligations of such persons.

(d)	You acknowledge and agree that:

(i)	You received this Award Agreement on the Receipt Date;

(ii)	The Company has provided you the Disclosure (Attachment B);

(iii)	The Company advises you with this statement that you have 45 calendar days after the Receipt Date to sign and accept the Award Agreement (although you may sign and accept it sooner if you wish);

(iv)	The Company advises you with this statement to consider consulting with your own legal counsel before signing and accepting this Award Agreement; and

(v)	You may revoke this Award Agreement within 7 calendar days after you sign and accept it by notifying the Company in writing by certified mail of your revocation within such 7 day period, and this Award Agreement is effective and enforceable on the 8th calendar day following the date you sign and accept it, provided you do not earlier revoke it as provided in this paragraph.

Miscellaneous

This Award Agreement is governed by the laws of the State of Delaware without giving effect to the principles of the conflict of laws to the contrary. This Award Agreement may be modified only by written instrument signed by you and the Company; provided that this Award Agreement is subject to the power of the Board to amend the Plan as provided in the Plan.

Neither this Award Agreement, nor the Award, may be transferred, assigned or pledged by you in any way. Except as specifically provided in this Award Agreement including the release of the Sprint Nextel Group, this Award Agreement binds and will inure to the benefit of the heirs, legal representatives, successors and assigns of the Company and you. If any part of this Award Agreement is declared by any court or governmental authority to be unlawful or invalid, the unlawfulness or invalidity does not serve to invalidate any part of this Award Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid will, if possible, be construed in a manner which gives effect to the terms of that part to the fullest extent possible while remaining lawful and valid.

To properly accept this Award Agreement and agree to all of its terms and conditions, including the Consent, Agreement and Release contained herein, you must enter your Smith Barney trading PIN and click the “Accept” button on the previous screen. Acceptances shall be made electronically within 45 days of the Receipt Date.

EMBARQ CORPORATION

By:
Name:
Title:

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SPECIFIC TERMS OF SPECIAL EQUITY RESTRICTED STOCK UNIT AWARD (Attachment A)

Section 1. Dividend Equivalents.

If the Company pays cash dividends on shares of its common stock while you hold the RSUs, you will be entitled to a dividend equivalent payment equal to the per share cash dividend paid on shares of the Company’s common stock multiplied by the number of Shares underlying your RSUs. If cash dividends are paid on the underlying Shares, you will receive dividend equivalents for your RSUs held on the dividend record date as soon as practicable after the cash dividends are paid. If non-cash dividends are paid on the underlying Shares and you hold RSUs on the dividend record date, the vesting and delivery date of the non-cash dividend will be the same as the Settlement Date of the RSUs to which the underlying Shares are attributable.

Section 2. Settlement of RSU Award.

Except as provided below, the Settlement Date for all or a portion of your RSU Award will be the date on which that portion of your Award is settled as indicated in the Settlement Dates section on page 1 of this Agreement. This RSU Award may be settled by delivering to you or your Beneficiary, as applicable and in the sole discretion of the Company, either (i) an amount of cash equal to the Fair Market Value of a Share as of the Settlement Date, multiplied by the number of Shares underlying the RSUs held by you (or a specified portion of your RSUs in the event of any partial settlement), or (ii) a number of Shares equal to the whole number of Shares underlying the RSUs then held by you (or a specified portion of your RSUs in the event of any partial settlement). Before your Termination Date, the Settlement Date of any unsettled RSUs will be (x) the date you attain age 65, if your RSUs have been outstanding for at least one year from the Grant Date; or (y) the first anniversary of the Grant Date, if you are age 65 or older on that anniversary date. Any remaining fractional Shares underlying your RSUs remaining on the Settlement Date will be distributed to you in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date, multiplied by the remaining underlying fractional shares.

Section 3. Effect of Termination of Employment.

If you cease to be an employee of the Company for any reason, the effect of you ceasing to be an employee on all or any RSUs which have not otherwise been settled is as provided below.

(a)	Death or Disability. If you cease to be an employee on account of your death or Disability, all RSUs shall be settled as of the date of your death or Disability.

(b)	Resignation or Involuntary Termination. Except as provided below in Section 3(c), if you cease to be an employee on account of your voluntary resignation or your employment being involuntarily terminated by the Company, whether or not constituting a Termination for Cause, all RSUs shall be cancelled as of your Termination Date and you shall no longer have any rights or be eligible to receive any benefits with respect to such cancelled RSUs.

(c)	Change in Control. If (1) a Change in Control occurs before the Settlement Date for all of your RSUs, (2) except as may otherwise be provided in your employment agreement (if any), your employment is terminated by the Company in a Termination without Cause within one year after the Change in Control, (3) you have held the RSUs for more than one year from the Grant Date, and (4) you have been actively and continuously employed (i.e., not on serial severance) from the Grant Date to the date of the Change in Control, then all of your RSUs which have not otherwise been settled will be settled as of your Termination Date.

Nothing in this Section 3 restricts or otherwise interferes with the Company’s discretion with respect to the termination of your employment with the Company.

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